Exhibit 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
by and among
PACIFIC INSTRUMENTS, INC.,
THE SELLERS LISTED ON SCHEDULE A,
JOHN HUECKEL AND NORMAN HUECKEL, AS OWNERS,
JOHN HUECKEL, AS REPRESENTATIVE
AND
VISHAY PRECISION GROUP, INC.
MARCH 30, 2016

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TABLE OF CONTENTS
Page
Article 1 Purchase and Sale1
1.1Purchase and Sale    1
1.2Purchase Price    1
1.3Purchase Price Adjustment    2
1.4Payment of Purchase Price    3
1.5Closing Transactions    4
1.6Further Assurances    6
Article 2 Representations and Warranties of Sellers and the Company6
2.1Authority and Enforceability    7
2.2Organization; Authority; Authorization    7
2.3Capitalization; Title to Shares.    7
2.4No Subsidiaries    8
2.5No Conflicts; Consents    8
2.6Financial Information    9
2.7Assets    9
2.8Contracts and Commitments    9
2.9Litigation    10
2.10Intellectual Property    11
2.11Compliance with Laws; Permits    12
2.12Customer Relationship    13
2.13Inventory    13
2.14Accounts Receivable    13
2.15Real Property    13
2.16Employment Matters    14
2.17Employee Benefit Plans    15
2.18Taxes    16
2.19Insurance    18
2.20Accounts    18
2.21Corporate Records    18
2.22Absence of Changes    18

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2.23Product Liability; Warranties    19
2.24Certain Transactions    19
2.25Import/Export Activities    19
2.26Foreign Corrupt Practices Act    19
2.27Government Contracts    20
2.28Brokers    22
2.29Environmental Matters    22
Article 3 Representations and Warranties of Buyer23
3.1Organization; Authority; Authorization    23
3.2Noncontravention    23
3.3Brokers    23
Article 4 Additional Agreements24
4.1Conduct of Business Prior to the Closing    24
4.2Access to Information    24
4.3No Solicitation of Other Bids    25
4.4Notice of Certain Events    25
4.5Expenses    26
4.6Tax and Related Matters    26
4.7Non-Competition; Non-Solicitation; Etc    27
4.8Public Announcements    29
4.9Release    29
4.10Cash-Free/Debt-Free    29
4.11Closing Conditions    29
4.12Cooperation on SEC Matters.    29
4.13Buyer 401(k) Plan    30
4.14Consents    30
4.15Cooperation for Infringement Claims    31
4.16Uncollectable Accounts Receivable    31
Article 5 Conditions to Closing31
5.1Conditions to Obligations of All Parties    31
5.2Conditions to Obligations of Buyer    31
5.3Conditions to Obligations of Sellers    32

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Article 6 Remedies for Breaches of this Agreement and other Matters33
6.1Survival    33
6.2Indemnification Provisions for Benefit of Buyer    33
6.3Indemnification Provisions for Benefit of Sellers    34
6.4Certain Limitations    34
6.5Guarantee    35
6.6Sole and Exclusive Remedy    36
6.7Procedure for Indemnification    36
6.8Manner of Payment    38
6.9Characterization of Indemnity Payments    38
Article 7 Termination39
7.1Termination    39
7.2Effect of Termination    39
Article 8 Certain Definitions40
Article 9 Miscellaneous46
9.1No Third Party Beneficiaries    46
9.2Entire Agreement    46
9.3Successors and Assigns    46
9.4Specific Performance    46
9.5Counterparts; Delivery by Facsimile or PDF    47
9.6Descriptive Headings    47
9.7Notices    47
9.8Governing Law    48
9.9Amendments and Waivers    48
9.10Incorporation of Schedules and Exhibits    49
9.11Construction    49
9.12Severability of Provisions    49
9.13Consent to Jurisdiction    49
9.14WAIVER OF JURY TRIAL    50

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 30, 2016, by and among Vishay Precision Group, Inc., a Delaware corporation (“Buyer”), Pacific Instruments, Inc., a California corporation (the “Company”), the Persons listed on Schedule A (each individually a “Seller” and collectively, “Sellers”), John Hueckel and Norman Hueckel (each individually an “Owner” and collectively, “Owners”), and John Hueckel, an individual, solely in his capacity as the representative of Sellers (“Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Article 8 of this Agreement. Buyer, the Company, Sellers, Owners and Representative are referred to collectively herein as the “Parties” and individually as a “Party.”
A.    The Company is engaged in the business of designing, manufacturing, selling, distributing and supporting computer-automated physical measurement systems (the “Business”).
B.    Sellers own all of the issued and outstanding shares of common stock of the Company (the “Shares”).
C.    Sellers desire to sell to Buyer all of the Shares, and Buyer desires to purchase from Sellers all (but not less than all) of the Shares, upon the terms and subject to the conditions set forth in this Agreement.
D.    The Restricted Parties (as defined below), to induce Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, agree to be bound by the restrictive covenants set forth in this Agreement, including the noncompetition and nonsolicitation provisions set forth in Section 4.7 (collectively, the “Restrictive Covenants”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE 1
PURCHASE AND SALE
1.1    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Liens, for the consideration specified in Section 1.2.
1.2    Purchase Price. The aggregate consideration for the Shares and the Restrictive Covenants is Eleven Million U.S. Dollars ($11,000,000) (the “Base Purchase Price”), to be increased or decreased by adjustments, if any, as set forth in Section 1.3 hereof (as so adjusted, the “Purchase Price”), and to be paid as set forth in Sections 1.3 and 1.4.

1.3    Purchase Price Adjustment. The Purchase Price will be adjusted pursuant to the following procedures:
(a)    The Parties acknowledge and agree that the Base Purchase Price to be paid by Buyer hereunder is based on the assumption that the Working Capital for the Company as of the Closing Date shall be One Million Eight Hundred Thousand U.S. Dollars ($1,800,000) (the “Required Working Capital”).
(b)    At least three (3) calendar days prior to the Closing, Representative shall have delivered to Buyer an estimated balance sheet for the Company, prepared as of the close of business on the anticipated Closing Date (the “Estimated Closing Date Balance Sheet”), together with a certificate setting forth Representative’s estimate of Working Capital as of the anticipated Closing Date, as derived from the Estimated Closing Date Balance Sheet (the “Closing Date Estimated Working Capital”). The Estimated Closing Date Balance Sheet shall be prepared in accordance with the Company Accounting Principles.
(c)    The Base Purchase Price shall be (i) increased on a dollar-for-dollar basis by the amount, if any, by which the Closing Date Estimated Working Capital exceeds the Required Working Capital; (ii) decreased on a dollar-for-dollar basis by the amount, if any, by which the Required Working Capital exceeds the Closing Date Estimated Working Capital; or (iii) neither increased nor decreased in the event that the Closing Date Estimated Working Capital is equal to the Required Working Capital. The Base Purchase Price, as adjusted pursuant to this Section 1.3(c), shall be referred to as the “Closing Consideration.”
(d)    Promptly following the Closing Date, but in any event within ninety (90) calendar days thereof, Buyer shall deliver to Representative a balance sheet for the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with a certificate setting forth the Working Capital as of the Closing Date, as derived from the Closing

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Date Balance Sheet (the “Closing Working Capital”). The Closing Date Balance Sheet shall be prepared in accordance with the Company Accounting Principles. In connection with preparation of the Closing Date Balance Sheet, the value of the inventory of the Business as of the close of business on the Closing Date shall be derived from a physical count of such inventory which shall be conducted by Buyer and its representatives using the Company Accounting Principles. Representative shall have the opportunity to observe the taking of such count of inventory (which may begin on or prior to the Closing Date). Buyer shall use the information obtained in such count of inventory in the preparation of the Closing Working Capital.
(e)    Notwithstanding anything to the contrary in this Section 1.3 or otherwise, Representative shall have fifteen (15) calendar days after delivery of the Closing Date Balance Sheet by Buyer to review the same, and to propose any adjustments thereto. All adjustments proposed by Representative shall be set out in a written statement delivered to Buyer (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet and the determination of the Closing Working Capital, except for such proposed adjustments to which Buyer objects within ten (10) calendar days of delivery thereof to Representative. If Buyer objects to the Adjustment Statement within said 10-day period (the adjustment to which Buyer objects being referred to herein as the “Contested Adjustment”), Buyer and Representative shall use reasonable efforts for a period of twenty (20) calendar days (or such longer period as they may mutually agree upon in writing) to resolve the Contested Adjustment. If, at the end of such period, they are unable to resolve the Contested Adjustment, then Grant Thornton LLP, or failing Grant Thornton LLP’s willingness to so serve, such other independent United States accounting firm as may be mutually selected by Buyer and Representative (the “Auditor”), shall resolve the Contested Adjustment. The Auditor shall determine as promptly as practicable whether the Closing Date Balance Sheet and Closing Working Capital were determined in accordance with the standards set forth in this Section 1.3(d) and whether, and to what extent, if any, such amount requires adjustment, limiting its review, however, only to the Contested Adjustment submitted for the Auditor’s review. Buyer and Representative shall instruct the Auditor not to assign a value to the Contested Adjustment greater than the greatest value of such item assigned to it by Buyer, on the one hand, or Representative, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Representative, on the other hand. The determination of the Auditor shall be final, conclusive, and binding upon the Parties. The date on which the Contested Adjustment is finally determined in accordance with this Section 1.3(e) is hereinafter referred to as the “Determination Date.” The fees and expenses of the Auditor shall be split equally between Buyer and Representative. Each Party shall be responsible for its own costs and expenses incurred in connection with this Section 1.3(e).
(f)    Upon final determination of the Closing Working Capital in accordance with Section 1.3(e) (the “Final Closing Working Capital”), the Closing Consideration shall be adjusted as follows:
(i)    To the extent the Final Closing Working Capital exceeds the Closing Date Estimated Working Capital, the excess shall be paid to Representative (for distribution to Sellers) by Buyer by wire transfer of immediately available funds within ten (10) calendar days following determination thereof.

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(ii)    To the extent the Final Closing Working Capital is less than the Closing Date Estimated Working Capital, then Representative and Buyer shall execute a joint written instruction to the Escrow Agent within ten (10) calendar days following determination thereof instructing that an amount equal to the difference between the Final Closing Working Capital and the Closing Date Estimated Working Capital (the “Working Capital Adjustment Amount”) be released from the Working Capital Escrow Account to Buyer; provided, that to the extent that the Working Capital Adjustment Amount exceeds the funds then existing in the Working Capital Escrow Account, Buyer shall have the right to recover such excess from the Indemnity Escrow Account (in which case Representative and Buyer shall execute a joint written instruction to the Escrow Agent instructing that an amount equal to such excess be released from the Indemnity Escrow Account) or directly from Sellers (in which case Representative shall pay such excess, on behalf of Sellers, to Buyer by wire transfer of immediately available funds to an account designated by Buyer).
(g)    As promptly as practicable after payment in full of all amounts payable to Buyer under Section 1.3(f), Buyer and Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to disburse any amounts then remaining in the Working Capital Escrow Account to Representative for distribution to Sellers.
1.4    Payment of Purchase Price.
(a)    At the Closing, Buyer shall pay, in each case by wire transfer of immediately available funds:
(i)    first, on behalf of the Company, an amount equal to the aggregate Indebtedness of the Company as of the Closing Date pursuant to the Supplemental Agreement and Releases (as defined below), in the amounts and to the accounts designated in writing by Sellers at least one (1) Business Days prior to the Closing Date;
(ii)    second, (A) an amount equal to $200,000 (the “Working Capital Escrow Amount”) to U.S. Bank, N.A. (the “Escrow Agent”) for deposit into an interest-bearing escrow account (the “Working Capital Escrow Account”) established pursuant to the terms of the Escrow Agreement, and (B) an amount equal to $1,000,000 (the “Indemnity Escrow Amount”) to the Escrow Agent for deposit into an interest-bearing escrow account (the “Indemnity Escrow Account”) established pursuant to the terms of the Escrow Agreement;
(iii)    third, on behalf of the Company, an amount equal to the aggregate Company Expenses set forth on Schedule 1.4(a)(iii), in the amounts and to the accounts set forth on such Schedule; and
(iv)    finally, an amount equal to the Closing Consideration less the sum of the amounts described in clauses (i) through (iii) of Section 1.4(a) above, to the account designated in writing by Representative for further distribution to Sellers in accordance with Schedule 1.4(a)(iv).

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(b)    Treatment of Escrow Amounts. The Working Capital Escrow Amount and the Indemnity Escrow Amount shall be treated by each of the Parties as a part of the Purchase Price (except to the extent treated as interest pursuant to Law).
1.5    Closing Transactions.
(a)    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone, electronic transmission and/or facsimile no later than two (2) Business Days after the last of the conditions to Closing set forth in Article 5 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Parties may mutually agree upon in writing. The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 11:59 p.m., Eastern Time, on the Closing Date.
(b)    Closing Deliveries of Representative. At the Closing, Representative shall have executed and/or delivered to Buyer:
(i)    stock certificates evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(ii)    a lease agreement, in form and substance reasonably satisfactory to Buyer and its counsel with respect to the premises located at 4080 Pike Lane, Concord, CA 94520, and providing a minimum lease term of five (5) years, duly executed by Landlord (as landlord of the premises) and the Company (the “New Lease”);
(iii)    an escrow agreement, duly executed by Representative, in form and substance reasonably satisfactory to Buyer and its counsel (the “Escrow Agreement”);
(iv)    (x) release agreements in form and substance acceptable to Buyer, duly executed by each Person whose name is set forth on Schedule 1.5(b)(iv) and the Company (each, a “Supplemental Agreement and Release”) and (y) evidence, in form and substance acceptable to Buyer, of discharge of the Company’s obligations pursuant to Section 1 of each Supplemental Agreement and Release;
(v)    written resignations duly executed by the officers and/or directors of the Company;
(vi)    evidence of discharge of any and all Liens (except Liens for property Taxes not yet due and payable and for which adequate provision for the payment of has been made on the Company’s books and records) affecting the Business, in form and substance, reasonably satisfactory to Buyer and its counsel;
(vii)    all of the Company’s books and records of any kind or nature;

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(viii)    copies of all consents and approvals of any Person necessary to the consummation of the Closing, including, without limitation, consents identified on Schedule 1.5(b)(viii), and other consents and approvals from parties to loans, Contracts, leases or other agreements and consents and approvals from Governmental Entities;
(ix)    a duly executed Secretary’s Certificate and copies of the articles of incorporation, bylaws, and resolutions of the board of directors and shareholders of the Company approving the Agreement and all transactions contemplated herein, and authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents;
(x)    an duly executed affidavit from each Seller dated as of the Closing Date, in form and substance, reasonably satisfactory to Buyer and its counsel, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
(xi)    a certificate, dated as of the Closing Date, duly executed on behalf of the Company by the President of the Company and each Seller, certifying that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;
(xii)    evidence that the board of directors and shareholders of the Company have adopted resolutions, in form and substance, reasonably satisfactory to Buyer and its counsel, (i) terminating each of the Company 401(k) Plan and the commercial lease, dated December 28, 1999, by and among the Company and Landlord, and (ii) assigning the Sublease to Landlord and releasing the Company from any liabilities thereunder, in each case effective immediately prior to the Closing.
(xiii)    spousal consents, in form and substance, reasonably satisfactory to Buyer and its counsel, duly executed by each Seller (and their spouse) who is a natural Person and married as of the date hereof;
(xiv)    a non-disclosure agreement, in form and substance, reasonably satisfactory to Buyer and its counsel, duly executed by each Person set forth on Schedule 1.5(b)(xiv);
(xv)    consulting agreements, in form and substance reasonably satisfactory to Buyer and its counsel, duly executed by the Company, on the one hand, and each of Norman Hueckel and John Hueckel (collectively, the “Consulting Agreements”); and
(xvi)    such other instruments, in form and substance, reasonably satisfactory to Buyer and its counsel, as are necessary to vest in Buyer good and marketable title in and to the Shares in accordance with the provisions hereof.
(c)    Closing Deliveries of Buyer. At the Closing, Buyer shall have executed and/or delivered to Representative:

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(i)    the Closing Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by Representative to Buyer no later than two (2) Business Days prior to the Closing Date;
(ii)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(iii)    a certificate, dated as of the Closing Date, duly executed on behalf of Buyer by the President of Buyer, certifying that each of the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
1.6    Further Assurances. From time to time after the Closing and without further consideration, Sellers and Representative, upon the reasonable request of Buyer, will execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Shares as contemplated hereby, and to vest in Buyer title to the Shares free and clear of all Liens.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
As a material inducement to Buyer to enter into and perform its obligations under this Agreement, (a) each Seller severally (and not jointly) represents and warrants to Buyer that the statements contained in Section 2.1, Section 2.3(d), Section 2.5(a), Section 2.9(a), Section 2.11(a)(i) and Section 2.28(a) (collectively, the “Seller Representations”) are true and correct as of the date hereof and as of the Closing (except those statements addressing matters only as of a specified date which shall be true and correct as of that specified date); and (b) the Company represents and warrants to Buyer that the statements contained in this Article 2 (excluding the Seller Representations) (the “Company Representations”) are true and correct as of the date hereof and as of the Closing (except those statements addressing matters only as of a specified date which shall be true and correct as of that specified date).
2.1    Authority and Enforceability. Each Seller has the legal capacity to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which each Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, will each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exceptions”).
2.2    Organization; Authority; Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of

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California. The Company possesses all requisite corporate power and authority to own, lease and operate the properties and assets owned, leased and operated by it; to carry on the Business as now conducted by it; and to carry out the transactions contemplated by this Agreement and each of the other Transactions Documents to which the Company is a party. No other corporate or other proceeding on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Company is a party or by which the Company is bound, when executed and delivered by the Company in accordance with the terms hereof, will each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exceptions.
2.3    Capitalization; Title to Shares.(a)    The authorized capital stock of the Company consists of 200,000 shares of common stock, of which 102,374 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers as set forth on Schedule A, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Liens.
(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
(d)    Each Seller has full legal and beneficial title to all of the Shares owned by him or her and has full power, right, legal capacity and authority to sell and deliver the Shares in accordance with this Agreement, free any clear of any Liens. There are no existing agreements, subscriptions, options, warrants, calls, commitments, conversion rights or other rights of any character to purchase or otherwise acquire from such Seller at any time, or upon the happening of any event, any of the Shares. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
2.4    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

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2.5    No Conflicts; Consents.
(a)    The execution, delivery and performance by each Seller of this Agreement and all other Transaction Documents to which such Seller is a party, and the fulfillment of and compliance with the respective terms thereof, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other Action by or declaration or notice to any Governmental Entity pursuant to, any material Contract, or any material Law, to which such Seller or his or her assets is subject. No consent, approval, Permit, Court Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance the Company of this Agreement, and all other Transaction Documents to which the Company is a party, and the Company’s fulfillment of and compliance with the respective terms hereof and thereof, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law applicable to the Company; (c) except as set forth on Schedule 2.5(b), to the Knowledge of the Company, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company (including the Business); or (d) result in the creation or imposition of any Lien on any properties or assets of the Company. Except as set forth on Schedule 2.5(b), no consent, approval, Permit, Court Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
2.6    Financial Information. Complete copies of the unaudited financial statements consisting of the balance sheet of the Company as of January 31, 2016, 2015 and 2014 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Financial Information”) have been delivered to Buyer. The Financial Information is complete and correct in all respects and presents fairly the cash flows, income, assets and Liabilities of the Business for the historic periods presented. The Company has collected the revenues, and timely paid all expenses, reflected in the Financial Information with respect to historic periods. The Financial Information reflects, reserves against or otherwise describes all Liabilities required by GAAP, as modified by the Company Accounting Principles, to be reflected, reserved against or otherwise described in the Financial Information. There are no

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Liabilities which have arisen in the ordinary course of business since the most recent Financial Information that, individually or in the aggregate, could have a Material Adverse Effect. Except as set forth on Schedule 2.6, there is no Liability in respect of the Company of any nature except (a) those Liabilities reflected in the Financial Information, (b) Liabilities arising in the ordinary course of business that, individually or in the aggregate, are not material or could not have a Material Adverse Effect, and (c) Liabilities that are executory obligations under Contracts (other than any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach by the Company of such Contract, tort or violation of law) that (i) do not entail expenditures or payments by the Company in excess of $25,000 determined on an annual basis and (ii) are not Material Contracts as defined and required to be disclosed in Section 2.8(a). To the extent the Financial Information includes projections relating to periods beginning on or after the Closing Date, such projections have been prepared by the Company in good faith from the books and records of the Company. The assumptions used in preparation of such projections were fair and reasonable when made and continue to be fair and reasonable on the date hereof.
2.7    Assets. The Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it in the Business, free and clear of all Liens. The equipment and other tangible assets of the Company and the Business are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the ordinary course of business. The Company owns, or has a valid leasehold interest in, all properties and assets necessary or desirable for the conduct of the Business as presently conducted.
2.8    Contracts and Commitments.
(a)    Schedule 2.8(a) sets forth a complete and accurate list of each Contract described below to which the Company or any of its properties is party or is otherwise bound or subject (together with the Government Contracts and Government Bids set forth on Schedule 2.27(a), each, a “Material Contract” and collectively, the “Material Contracts”): (i) any Contract that creates a partnership or a joint venture or arrangement that involves a sharing of profits with any other Person; (ii) any Contract that purports to or has the effect of limiting either the Company’s right to engage in, or compete with any Person in, any business; (iii) any Contract involving the incurrence by the Company of Liabilities (other than Liabilities to render services to customers in the ordinary course of business) in any one transaction or series of related transactions in excess of $25,000; (iv) any Contract creating any Lien on any of the Shares; (v) any Contract pursuant to which the Company has guaranteed any Indebtedness; (vi) any Contract not made in the ordinary course of business that is in excess of $25,000; (vii) any Contract granting any preferential rights to purchase or acquire any interest in any of Company’s assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights; (viii) any Contract that contains a “most favored nation” or “most favored customer” clause; and (ix) any leases of properties or assets of the Company, including any Contract creating a Lien on such property or assets.

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(b)    Each Material Contract (i) is valid and binding on the Company and, to the Knowledge of the Company, is valid and binding upon parties other than the Company in accordance with its terms and (ii) contains no provision or covenant prohibiting or limiting the ability of the Company to operate its Business.
(c)    No party to any Material Contract (i) has provided any notice to the Company of its intent to terminate, or withdraw its participation in, any such Material Contract, (ii) has, to the Knowledge of the Company, threatened to terminate, or withdraw from participation in, any such Material Contract or (iii) is, to the Knowledge of the Company, in breach or default in any material respect under any provision thereof, and, to the Knowledge of the Company, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.
(d)    Except as set forth on Schedule 2.8(d) and Schedule 2.5(b),the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated guaranteed or other change in payments under any Material Contract or (iii) result in the creation or imposition of any Actions upon the Company or any Lien upon any of the property or assets of the Company under the terms of any Material Contract.
2.9    Litigation.
(a)    Schedule 2.9(a) sets forth all Actions or Governmental Entity investigations against any Seller in connection with such Sellers ownership of the Shares or operation of the Business since January 31, 2013. There are no Actions pending, or to the Knowledge of each Seller, threatened against or affecting such Seller, or pending or threatened by any Seller (or which any Seller plans to initiate) in connection with such Seller’s ownership of the Shares or operation of the Business against any Third Party, at law or in equity, or before or by any Governmental Entity (including any Actions with respect to the transactions contemplated by the Transaction Documents). No Seller is subject to any Court Order with respect to his or her ownership of the Shares or operation of the Business.
(b)    Schedule 2.9(b) sets forth all Actions or Governmental Entity investigations against the Company in connection with the operation of the Business since January 31, 2013. There are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company in connection with the operation of the Business or the operation, conduct, use or value of any of the properties or assets of the Company (or pending or threatened against or affecting any of the officers, directors or employees of the Company working in the Business), or pending or threatened by the Company (or which the Company plans to initiate) in connection with the operation of the Business against any Third Party, at law or in equity, or before or by any Governmental Entity (including any Actions with respect to the transactions contemplated by the Transaction Documents). The Company is not subject to any Court Order with respect to its operation of the Business.

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2.10    Intellectual Property.
(a)    Set forth on Schedule 2.10(a) is a true and complete list, with a brief description of each, including, where relevant, the applicable jurisdiction, the registration number, the application number or issuance number, the date of application, issuance and/or filing, of all (i) registered Intellectual Property of the Company; and (ii) un-registered Intellectual Property of the Company that is material to the Business. The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use pursuant to the Intellectual Property Agreements, all of the Acquired Intellectual Property, free and clear of all Liens.
(b)    Set forth on Schedule 2.10(b) a is a true and complete list of all Contracts and agreements, including the date, title and parties for each agreement, granting the Company a license to use the Intellectual Property of a Third Party (each, an “Intellectual Property Agreement”). Such schedule identifies the licensed Intellectual Property that relates to such Contracts. The Company has made available to Buyer true and complete copies (or in the case of any oral agreements, a complete and accurate written description) of all Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on the Company and the applicable licensor in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)    The Acquired Intellectual Property includes all of the Intellectual Property necessary, sufficient or desirable for, or used in, the conduct of the Business as presently conducted by the Company. Except as disclosed on Schedule 2.10(c), (i) the Company has not misused any Acquired Intellectual Property, and (ii) there has not been, and there is not currently pending, any Action challenging the use, ownership, validity, enforceability or registrability of any Acquired Intellectual Property owned by the Company.
(d)    The Company is not, and the operation of the Business is not, currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property or other rights of any other Person, and the Company has not, and the operation of the Business has not, in the past infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any other Person.
(e)    The Company has not received any communication alleging that it or the conduct of the Business has infringed, misappropriated, diluted or otherwise violated or, that by conducting the Business as proposed to be conducted, the Company would infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any other Person (including, in each case, the receipt of any unsolicited demand or invitation to license the

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Intellectual Property of any other Person) and the Company has not requested or received any opinions of counsel related to the foregoing. To the Knowledge of the Company, no other Person is currently infringing, misappropriating, diluting or violating, or has in the past infringed, misappropriated, diluted or violated, any of the Acquired Intellectual Property owned by the Company.
(f)    The Company has not granted any license or option or entered into any Contract of any kind with respect to the use of the Acquired Intellectual Property.
(g)    The Company has taken all appropriate steps to protect its rights in, and the confidentiality of, the Acquired Intellectual Property and, except for the employees, agents, consultants or contractors disclosed on Schedule 2.10(g), each of its employees, agents, consultants and contractors have executed enforceable proprietary information, assignment of inventions and confidentiality agreements assigning all right, title and interest in any Intellectual Property owned (or purported to be owned) by the Company to the Company.
(h)    Except as disclosed on Schedule 2.10(h), none of the software included in the Acquired Intellectual Property incorporates, includes, is distributed together with, or is compiled with, linked with or otherwise dependent on any Open Source Materials. For purposes of this Section “Open Source Materials” means any and all software or other material that (i) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL); the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (ii) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.
2.11    Compliance with Laws; Permits.
(a)    (i)     Each Seller has materially complied with and each Seller is currently in material compliance with all applicable Laws relating to the ownership of each Seller’s properties and assets (including the Shares). No Seller has received notice of any violation of any of the foregoing (whether material or not).
(ii)    The Company has materially complied with and the Company is currently in material compliance with all applicable Laws relating to the operation and conduct of the Business and ownership of all of their properties and assets. The Company has not received notice of any violation of any of the foregoing (whether material or not).
(b)    The Company owns, holds, possesses or lawfully uses all material permits, licenses, registrations, authorizations, consents, certificates, Court Orders, franchises, variances and approvals of Governmental Entities necessary or desirable for the ownership, use, occupancy

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or operation of the Business, all of which are identified on Schedule 2.11(b) (“Permits”). The Company is in compliance with such Permits, as applicable, all of which are in full force and effect, and neither the Company nor any of its Affiliates or representatives has received any notices (written or oral) to the contrary, and, except as set forth on Schedule 2.11(b), to the Knowledge of the Company, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Except as set forth on Schedule 2.11(b), none of such Permits will be adversely affected by the consummation of the transactions contemplated hereby, none of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby, and each such Permit issued to or held by the Company will continue in full force and effect following the Closing without requiring the consents or approval of any Person. Neither the Company nor any of its Affiliates or representatives has received any notification from any Governmental Entity (i) asserting that it is not in compliance with any Law or (ii) threatening to revoke any material Permit owned or held by it
2.12    Customer Relationship. Schedule 2.12 sets forth an accurate and complete list, for the fiscal year ended January 31, 2016, of (a) the top ten (10) customers by revenue of the Company (the “Material Customers”), and (b) the top ten (10) suppliers by dollar amount of purchases made by the Company (the “Material Suppliers”). Since February 1, 2016, neither the Company nor any of its Affiliates or representatives has received notice from any customer or supplier identified on Schedule 2.12 indicating that any such customer or supplier (i) intends to terminate its existing agreements with the Company, (ii) intends to materially adversely modify its relationship with the Company or (iii) intends to renegotiate pricing or adversely change any other terms of the relationship with the Company. The Company is not engaged in any material dispute with any customer or supplier listed on Schedule 2.12.
2.13    Inventory. All inventory of the Company reflected in the Company’s most recently prepared balance sheet consist of a quality and quantity that is usable and all finished goods inventory is salable in the ordinary course of business. All such inventory is owned by the Company free and clear of all Liens, and no such inventory is held on a consignment basis.
2.14    Accounts Receivable. The accounts receivable reflected in the Financial Information and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business; and (c) except as set forth on Schedule 2.14, to the Knowledge of the Company are collectible in full within ninety (90) calendar days after billing.
2.15    Real Property.
(a)    Schedule 2.15 sets forth each parcel of real property leased by the Company and used in or necessary for the conduct of the Business as currently conducted

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(together with all rights, title and interest of the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property (collectively, the “Leases”). The Company has delivered to Buyer a true and complete copy of each Lease. Except as set forth on Schedule 2.15, with respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and the Company enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company has paid all rent due and payable under such Lease;
(iii)    the Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    the Company has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.
(b)    Except as set forth on Schedule 2.15(b), all of the assets used in the Business are located at 4080 Pike Lane, Concord, CA 94520.
2.16    Employment Matters.
(a)    Schedule 2.16(a) contains a list of all Persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.
(b)    The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to the Knowledge of

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the Company, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.
(c)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of the Company, all individuals characterized and treated by the Company as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To the Knowledge of the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Law.
2.17    Employee Benefit Plans.
(a)    Schedule 2.17(a) contains a true and complete list of each Employee Benefit Plan. As applicable with respect to each Employee Benefit Plan, the Company has delivered to Buyer, true and complete copies of (i) each Employee Benefit Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual reports (Form 5500 and all schedules thereto), (iv) the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter (including any Form 5310), and (v) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA. Certain Employee Benefit Plans were prepared and are administered by third party administrators, all of which are identified on Schedule 2.17(a) (“Third Party Plans”). The statements contained in this Section 2.17 when made with respect to Third Party Plans shall be qualified to the Knowledge of the Company.
(b)    The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Employee Benefit Plans. Each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other Laws.

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(c)    The Employee Benefit Plans which are Employee Pension Benefit Plans and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and each such Employee Pension Benefit Plan is so qualified.
(d)    No Employee Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(e)    There are no pending audits or investigations by any Governmental Entity involving any Employee Benefit Plan, and no threatened or pending Claims (except for individual Claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Company, is there any reasonable basis for any such Claim, suit or proceeding.
(f)    No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.
(g)    No payment which is or may be made by, from or with respect to any Employee Benefit Plan, to any current or former employee, officer or director of the Business, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.
(h)    Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.
2.18    Taxes.
(a)    The Company has filed or caused to be filed all Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Law. All Tax Returns filed by the Company are true, correct and complete and were prepared in compliance with all applicable Laws. The Company has paid all Taxes (whether or not shown on any Tax Returns), except such Taxes, if any, which are not yet due and payable and for which adequate provision for the payment of has been made on the Company’s books and records. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No Claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

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(b)    The Company has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by the Company since January 31, 2013. Neither the Company nor any of its Affiliates or representatives expects that any Governmental Entity may assess any additional Taxes for any period for which Tax Returns have been filed. The Company has not, in the five (5) year period preceding the Closing Date, been audited or examined by any Governmental Entity in respect of Taxes, and there are no pending or to the Knowledge of the Company, threatened audits, assessments, disputes or Claims concerning any Taxes of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(c)    There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that shall require any payment by the Company.
(d)    The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. The Company has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
(e)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) of the Code; (vi) amounts earned on or before the Closing Date pursuant to Section 951 of the Code, or (vii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(f)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(g)    The Company has withheld and paid all Taxes required by law or agreement to have been withheld and paid by it in connection with any amounts paid as compensation by the Company to its employees and independent contractors (including distributors) and any other payments to employees, independent contractors, shareholders or other third Persons, and the Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. The Company has properly treated all independent contractors who have rendered services to it as non-employees for all federal, state, local and foreign tax purposes. There has been no Claim or

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determination by any Governmental Entity that any independent contractor is an employee of the Company.
(h)    The Company owns no debt or equity interest in any other Person.
(i)    The Company has never entered into a “reportable transaction” or “listed transaction” as those terms are defined in Section 6707A of the Code or Treasury Regulation Sections 1.6011-4(b) and (c)(3).
2.19    Insurance. Schedule 2.19 sets forth a complete and accurate list of all insurance policies held by the Company, copies of which have been delivered to Buyer. Each such insurance policy is valid and binding and is and has been in effect since the date of its issuance. All premiums due under each insurance policy of Company have been paid, and the Company has not received any notice of any cancellation, non-renewal or termination in respect of any of its insurance policies. The Company is not in default under any such policy. Neither the Company nor the Person to whom any such insurance policy has been issued has received notice that any insurer under any policy referred to in Schedule 2.19 is denying liability with respect to a Claim thereunder or defending under a reservation of rights clause. The Company has notified its insurance carriers of all litigation, Claims and facts which could reasonably be expected to give rise to a Claim, all of which are disclosed in Schedule 2.19 (including worker’s compensation Claims).
2.20    Accounts. Schedule 2.20 sets forth a complete and accurate list of the names and addresses of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which the Company maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box, and the account numbers and name of the Persons having authority to effect transactions with respect thereto or other access thereto.
2.21    Corporate Records. Except as set forth on Schedule 2.21, the Company’s books and records, including minutes of the meetings of the shareholders or directors, stock books, corporate seal (if any) and any other similar books and records, are complete and accurate.
2.22    Absence of Changes. Since February 1, 2016, except as set forth on Schedule 2.22, there has not been with respect to the Company any (a) event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect; (b) any change in its authorized capital, or securities outstanding, or ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; (c) any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except any declaration of dividends payable by the Company; (d) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice; (e) any distribution, sale or transfer, or any

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agreement to sell or transfer, any material assets, property or rights of any of its business to any Person, including, without limitation, Sellers or their Affiliates, other than distributions, sales or transfers in the ordinary course of business to Persons other than Sellers and their Affiliates; (f) any cancellation, termination or agreement to cancel or terminate any Contract, including any Indebtedness or other obligation owing to it, other than the negotiation and adjustment of customer invoices in the course of good faith disputes with customers in a manner consistent with past practice; (g) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights; (h) any waiver of the terms of any Material Contract or any other material rights or Claims; (i) any transaction by the Company outside the ordinary course of business; or (j) any change in the accounting methods or practices followed by the Company.
2.23    Product Liability; Warranties. Except as set forth on Schedule 2.23, since January 31, 2013, no material product liability, recall, warranty or other similar material Claims (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) are pending or have been settled, terminated or received in writing by the Company and, to the Knowledge of the Company, no such Claims have been threatened against the Company and no basis for any such Claim exists, in each case relating to, or arising from, the sale or use of the products sold by the Company. Except for returns of products in the ordinary course of business, there are no outstanding returns of products sold by the Company from customers of the Company which are individually or in the aggregate material to the Company.
2.24    Certain Transactions. Except as set forth on Schedule 2.24, no Seller, equity holder, officer or director of the Company, nor any Affiliate thereof, (a) owns, or has any interest, directly or indirectly, in (i) any assets used or held for use in the Business or (ii) any supplier, customer, competitor, debtor, lessor, landlord or creditor or any of Company; or (b) owes any amounts to the Company or any of its assets; or (c) has any Claims (contingent or otherwise) against the Company or any of its assets. Except as set forth on Schedule 2.24, no Seller, equity holder, officer or director of the Company, nor any Affiliate thereof, is party to any Contract with the Company.
2.25    Import/Export Activities. All import and export transactions and activities conducted by the Company have been made in accordance with all applicable Law, including all U.S. import and export control Laws. The Company has paid all customs duties owing with respect to any and all imported goods or items imported by it. All customs entry information provided by the Company to any Governmental Entity in connection with the import or export thereof has been true and correct in all material respects. No Governmental Entity has alleged any non-compliance with applicable Laws on the part of the Company with respect to any imported goods or items imported by the Company or any exported goods or items exported by the Company. To the Knowledge of the Company, no investigation is currently pending in connection with any customs

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entry or export on the part of the Company, including U.S. Customs and Border Protection and the Transportation Security Administration. There is no unpaid deficiency, fine or penalty relating to any audit, examination or investigation of the Company’s customs entries.
2.26    Foreign Corrupt Practices Act.
(a)    The Company has not, in the past five (5) years and in violation of applicable Laws, reimbursed or otherwise directly or indirectly paid, promised to pay or authorized the payment of any money, entertainment expense, travel and lodging expense, including any per diem, or other expense incurred by employees of any Governmental Entity, or directly or indirectly given or promised to give or authorized the giving of any gift or item of value to any employees of any Governmental Entity in violation of applicable Laws.
(b)    The Company has not, in the past five (5) years and in violation of applicable Laws, directly or indirectly paid any facilitating payments or other payments to any representative of a Governmental Entity, an entity owned in whole or in part by a Governmental Entity or a third-party representative in order to obtain or expedite any Permits.
2.27    Government Contracts.
(a)    Schedule 2.27(a) sets forth a true and complete list of (i) all Government Contracts held by the Company and (ii) each Government Bid made by the Company.
(b)    Except as set forth on Schedule 2.27(b), with respect to each Government Contract and Government Bid: (i) such Government Contract is, and such Government Bid when accepted will be, in full force and effect and constitutes or will constitute, as applicable, a legal, valid and binding agreement, enforceable in accordance with its terms against the Company; (ii) the Company has complied in all material respects with the terms and conditions of such Government Contract or Government Bid and the requirements of all applicable Laws (including the Federal Acquisition Regulation (“FAR”), agency/department and/or military department supplements, and, where applicable, the Cost Accounting Standards disclosure statement requirement) and Court Orders; (iii) no Governmental Entity, prime contractor, subcontractor or other Person has notified the Company or any of its Affiliates or representatives that the Company has breached or violated any applicable Law pertaining to such Government Contract or Government Bid; (iv) no written, or, to the Knowledge of the Company, oral, termination for convenience, termination for default, cure notice or show cause notice pertaining to such Government Contract or Government Bid is in effect or has been threatened; and (v) no cost incurred or invoice rendered by the Company pertaining to such Government Contract or Government Bid has been disallowed (and the Company has no reason to believe that any such cost or invoice would be disallowed).
(c)    Except as set forth on Schedule 2.27(c), since January 31, 2013:
(i)    to the Knowledge of the Company, neither the Company nor any of its personnel has been the subject of any debarment or suspension proceeding (or equivalent

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proceeding) and none of the Company’s personnel has been debarred or suspended from doing business with any Governmental Entity;
(ii)    there have not been any, and there exist no, (A) outstanding Claims against the Company arising under or relating to any Government Contract or Government Bid; (B) criminal allegations against the Company under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state laws; (C) requests by a Governmental Entity for a contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or claim of defective certified cost or pricing data; or (D) disputes between the Company and any Governmental Entity under the Contract Disputes Act (41 U.S.C. § 7101), or any other Law, or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid;
(iii)    no payments due to the Company pertaining to the Government Contract have been withheld or set off, nor has any Claim been made to withhold or set off money, and the Company is entitled to all progress or other payments received with respect thereto;
(iv)    to the Knowledge of the Company, there are not currently any facts or circumstances, and no events, acts or omissions have previously occurred, that could reasonably be expected to give rise to any Claim by any Governmental Entity against the Company or against any Governmental Entity by the Company;
(v)    neither the Company nor, to the Knowledge of the Company, any of its personnel has been under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and the Company has not conducted or initiated any internal investigation or made a disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid;
(vi)    neither the Company nor any of its personnel (A) has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions, (B) has evidence of a violation of Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance, or closeout of any Government Contract, or (C) has conducted an internal investigation with respect to any such matter;
(vii)    neither the Company nor any of its personnel has factual knowledge that would provide a reasonable basis for or otherwise give rise to a Claim for fraud (as such concept is defined under the state or federal laws of the United States) under the civil or criminal False Claims Acts against the Company or any of its subcontractors in connection with any Government Contract or Government Bid;

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(viii)    the business and cost accounting systems of the Company are in compliance in all material respects with applicable Laws and have not been determined in writing by any Governmental Entity not to be in compliance with any applicable Laws; and
(ix)    the Company has not received any adverse audit findings or performance reviews from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other Governmental Entity that remain unresolved and that are expected to result in a Liability beyond what has been reserved on the Company’s books and records.
(x)    the Company has complied in all material respects with the terms and conditions of its Federal Supply Schedule Contract, including: (i) the provision of current, accurate and complete data in the commercial sales practices chart incorporated into the Company’s November 12, 2014 offer; (ii) the price reductions clause; and (iii) the industrial funding fee clause.
2.28    Brokers.
(a)    Except for DCA Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.
(b)    Except for DCA Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
2.29    Environmental Matters.
(a)    The Leased Real Property is not, and as of the Closing Date will not be, in violation of any Law relating to industrial hygiene or to the environmental conditions on, under, or about the Leased Real Property, including soil and groundwater conditions, and there are no Hazardous Materials present on the Leased Real Property, other than in such amounts or condition as permitted by applicable Environmental Law, or as would not reasonably be expected to (i) have a Material Adverse Effect or (ii) lead to any future environmental Claims, Liabilities or responsibilities affecting the Company in any material respect.
(b)    During the time in which the Company has leased any portion of the Leased Real Property, neither the Company nor, to the Knowledge of the Company, any Third Party, have used, generated, manufactured, produced, stored, or disposed of at, on, under, or about the Leased Real Property or transported to or from the Leased Real Property any Hazardous Materials, other than that which is permitted by and in compliance with applicable Environmental Law.
(c)    The Company has no Knowledge of any other facts or circumstances related to the Leased Real Property or the Business that could reasonably be expected to lead to

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any future environmental Claims, Liabilities or responsibilities affecting the Company based on current Environmental Laws. The Company has not retained or assumed by Contract any Liability or responsibility for any environmental Claims or Liabilities.
(d)    The Company has disclosed to Buyer in writing all information in the possession or control of the Company which relates to the environmental condition of the Leased Real Property.
(e)    The Company has received no notice from any Third Party, including any Governmental Entity, regarding the potential presence of any Hazardous Materials at, on, under or emanating from any Leased Real Property, or alleging that it is a potentially responsible party (or words of similar import) or that any of them is otherwise liable or responsible under any Environmental Law for Adverse Consequences in connection with any location, on-site or off-site.
(f)    The Company has not released any Hazardous Material on, at, under, or from the Leased Real Property, and to the Knowledge of the Company, there has been no release of Hazardous Material on, at, under or from the Leased Real Property, and to the Knowledge of the Company, there is no Hazardous Material migrating on to any Leased Real Property.
(g)    Neither the Company with respect to the Business nor the Leased Real Property is subject to any Contract that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any remedial action, environmental Liabilities or any environmental Claim.
(h)    The Leased Real Property does not contain an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos-containing material or polychlorinated biphenyls.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
As a material inducement to Sellers and the Company to enter into and perform their obligations under this Agreement, Buyer represents and warrants that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing (except those statements addressing matters only as of a specified date which shall be true and correct as of that specified date).
3.1    Organization; Authority; Authorization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by Buyer. Each of the Transaction Documents to which Buyer is a party constitutes the valid and legally binding obligation of Buyer, enforceable in accordance

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with its terms and conditions, except as such enforcement may be limited by the Bankruptcy and Equity Exceptions.
3.2    Noncontravention. The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents to which Buyer is a party, and the fulfillment of and compliance with the respective terms thereof, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other Action by or declaration or notice to any Governmental Entity pursuant to, the organizational documents of Buyer or any material Contract, or any material Law, to which Buyer or its assets is subject, except, in each case, to the extent that a material adverse effect upon the financial condition of Buyer or its ability to perform its obligations hereunder would not result.
3.3    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE 4
ADDITIONAL AGREEMENTS
4.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:
(a)    cause the Company to preserve and maintain all of its Permits;
(b)    cause the Company to pay its debts, Taxes and other obligations when due;
(c)    cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Laws;
(e)    cause the Company to defend and protect its properties and assets from infringement or usurpation;

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(f)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(g)    cause the Company to maintain its books and records in accordance with past practice;
(h)    cause the Company to comply in all material respects with all applicable Laws; and
(i)    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 2.22 to occur.
4.2    Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 4.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement.
4.3    No Solicitation of Other Bids.
(a)    Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
(b)    In addition to the other obligations under this Section 4.3, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or his or her representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c)    Sellers agree that the rights and remedies for noncompliance with this Section 4.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
4.4    Notice of Certain Events.
(a)    From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.2 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to the Knowledge of Sellers or the Company, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.9 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Buyer’s receipt of information pursuant to this Section 4.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers or the Company in this Agreement (including Section 6.2 and Section 7.1(b)) and shall not be deemed to amend or supplement the Schedules.
4.5    Expenses. Except as otherwise provided herein or therein, Buyer, on the one hand, will pay its own, and Sellers, on the other hand, will pay their own, fees, costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the sales process, the negotiation of this Agreement and the other Transaction Documents, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, all fees, costs and expenses arising from any breach of any provision of this Agreement.

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4.6    Tax and Related Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, recordation, conveyance and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Shares (“Transfer Taxes”) will be paid 100% by Sellers. Sellers will, and will cause their respective Affiliates to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Laws, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed, all Tax Returns with respect to the Company for any Tax period ending on or prior to the Closing Date but that are filed after the Closing Date. To the extent the Taxes shown thereon exceed the Taxes that have been expressly taken into account in the determination of the Final Closing Working Capital with respect to such Tax Return and to the extent of the cost of the preparation and filing such Tax Return, Sellers shall (jointly and severally) pay to Buyer at least five (5) calendar days before the filing of the Tax Return for such Taxes and costs.
(c)    Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company for a taxable period that begins before but ends after the Closing Date (a “Straddle Period”). With respect to Taxes of the Company relating to a Straddle Period, the Parties agree that the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be determined as though the taxable year of the applicable Company terminated at the close of business on the Closing Date. To the extent the Taxes shown on any Straddle Period Tax Return thereon attributable to the Pre-Closing Tax Period exceed the Taxes that have been expressly taken into account in the determination of the Final Working Capital with respect to such Tax Return, Representative and Buyer shall execute a joint written instruction to the Escrow Agent instructing that an amount equal to such excess tax amount due be released from the Indemnity Escrow Account to pay to Buyer, on behalf of Sellers, at least five (5) calendar days before the filing of the Tax Return such Taxes. To the extent the Taxes shown on the Straddle Period Tax Return attributable to the Pre-Closing Period are less than the Taxes that have been expressly taken into account in the determination of the Final Working Capital with respect to such Tax Return, the Buyer shall pay to Seller such differential at least five (5) calendar days before the filing of the Tax Return. Buyer shall pay any Taxes shown on any Straddle Period Tax Return that relate to the portion of such period beginning after the Closing Date.
(d)    Buyer, on the one hand, and Sellers, on the other hand, will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns with respect to the Taxes payable pursuant to this

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Section 4.6 and any audit, litigation or other proceeding with respect to Taxes. Buyer and the Company, on the one hand, and Sellers and their respective Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, Claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, Claim, assessment, audit or similar event, a “Tax Matter”). Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof.
4.7    Non-Competition; Non-Solicitation; Etc.
(a)    Non-Competition. Each of John Hueckel, Norman Hueckel, Lee Hueckel and Scott Swinford (each, a “Restricted Party”) agrees and acknowledges that he is familiar with the trade secrets and other information of a confidential or proprietary nature of the Company and its business relations. Each Restricted Party agrees and acknowledges that Buyer and its Affiliates would be irreparably damaged if such Restricted Party was to compete, or to provide services or to otherwise participate (whether through ownership or otherwise) in the operations or business of any Person competing with (i) the products sold by the Company or the Business, as conducted and as actively planned to be conducted, as of the Closing; or (ii) the products sold by the Vishay Measurements Group, Inc. business, as conducted as of the Closing and as actively planned to be conducted and that are within the scope of its current products and business, as of the Closing (collectively, the “Restricted Business”), and that any such competition would result in a significant loss of goodwill by Buyer. Each Restricted Party further agrees and acknowledges that (i) the covenants and agreements set forth in this Section 4.7 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Restricted Party breached any of the provisions of this Section 4.7, and (ii) in order to assure Buyer that the Company and the Business following the Closing will retain their value, it is necessary that each Restricted Party undertake not to utilize his special knowledge of the Company and the Business and such Restricted Party’s relationship with clients or customers, suppliers and other business relationships to compete with Buyer for the Restricted Period. Therefore, in further consideration of the amounts to be paid hereunder on the Closing Date in exchange for the Shares, each Restricted Party agrees that from and after the Closing Date and continuing for the period set forth next to each Restricted Party’s name on Schedule 4.7(a) (the “Restricted Period”), he will not, and will cause each of his Affiliates not to, directly or indirectly, either for himself or through any other Person, or in any other capacity, solicit or otherwise seek to obtain or perform any Restricted Business. Schedule 4.7(a) also sets forth provision applicable to Scott Swinford which modify the terms of this Section. The foregoing restrictions shall not prevent John Hueckel from continuing to own an interest in, and operate the business of, Telspan Data, LLC, an Arizona limited liability company (the “Excluded Business”). The Excluded Business includes (i) the products and lines of business conducted by Telspan Data, LLC as of the Closing, and (ii) to the extent not competitive with the Restricted Business, the products and lines of business that Telspan Data, LLC may develop or conduct after the Closing.
(b)    Enforceability; Severability. Each Restricted Party acknowledges that the territorial, time and scope limitations set forth in this Section 4.7 are reasonable and are properly

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required to protect Buyer’s substantial investment hereunder and for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Company and the Business, and that such limitations would not impose any undue burden upon such Restricted Party. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, Buyer and the Restricted Parties agree, and each Restricted Party submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court deems reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement will remain in full force and effect.
(c)    Remedies. Each Restricted Party acknowledges and agrees that the covenants set forth in this Section 4.7 are reasonable and necessary for the protection of Buyer’s business interests and the Business, that irreparable injury will result to Buyer, the Company, and/or the Business if such Restricted Party breaches any of the terms of this Section 4.7, and that in the event of such Restricted Party’s actual or threatened breach of any of the provisions contained in this Section 4.7, Buyer will have no adequate remedy at law. Each Restricted Party accordingly agrees that in the event of any actual or threatened breach by such Restricted Party of any of the provisions contained in this Section 4.7, Buyer will be entitled to the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable: (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction and (ii) the right and remedy to require such Restricted Party to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Restricted Party as the result of any transactions or conduct constituting a breach of any of the provisions contained in this Section 4.7. Nothing contained herein will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. Because the protection of the goodwill and Buyer’s other legitimate business interests requires that each Restricted Party comply with the covenants in this Section 4.7 for the full Restricted Period, each Restricted Party agrees that the Restricted Period will be extended for a period of time at least equal to the time period that such Restricted Party breached any of the covenants in this Section 4.7, such that such Restricted Party is ultimately foreclosed from engaging in the Restricted Businesses for a time period at least equal to the full Restricted Period.
(d)    Allocation. The parties hereby agree and acknowledge that no more than two percent (2%) of the Purchase Price shall be allocated for all Tax purposes to the Restrictive Covenants set forth in this Section 4.7.
4.8    Public Announcements. No Seller or Owner shall issue any public report, statement or press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of Buyer, except as may be required by Law or the rules of any applicable stock exchange or self-regulatory organization, in which case the Parties shall reasonably cooperate as to the timing and contents of such report, statement or press release.

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4.9    Release. Effective as of the Closing, each Seller, Owner and Representative, on behalf of itself, himself or herself and its, his or her Affiliates and each of its, his, her, and their respective heirs, successors and assigns (collectively, the “Releasing Parties”), hereby releases, acquits and forever discharges the Company, and any and all of its successors and assigns, together with all their present and former directors and officers (collectively, the “Released Parties”), from any and all manner of Actions, damages, demands and Liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time to and including the Closing Date, other than (i) obligations arising under this Agreement or any transactions or documents contemplated thereby or executed in connection therewith, (ii) rights of such Seller as an employee of the Company for accrued but unpaid compensation as of the Closing Date, but only to the extent taken into account in the determination of the Final Closing Working Capital; (iii) accrued rights of such Seller as an employee of the Company under the Company’s benefit plans in accordance with the express terms thereof; and (iv) such Seller’s rights to indemnification under the Company’s organizational documents in effect on the Closing Date for having served as an officer or director of the Company.
4.10    Cash-Free/Debt-Free. The Parties acknowledge and agree that the Company shall be acquired as of the Closing without any Cash Amounts.
4.11    Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 5 hereof.
4.12    Cooperation on SEC Matters.
(a)    From and after the Closing Date, Representative shall use its commercially reasonable efforts to assist Buyer in (i) the preparation of financial statements of the Company meeting the requirements applicable to a registrant pursuant to Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) obtaining an unqualified audit opinion in accordance with GAAP from its independent public accounting firm as Buyer shall specify (the “Accounting Firm”) with respect to such financial statements (including the consent of the Accounting Firm to the inclusion of such opinion in one or more reports or registration statements that may be filed by the Buyer with the Securities and Exchange Commission (“SEC”), (iii) the preparation of any pro forma financial statements or other financial information that may be required to be filed by Buyer under applicable SEC rules and regulations, and (iv) causing the Accounting Firm to issue one or more customary comfort letters with respect to the financial information of the Company. Without limiting the foregoing, Representative shall, as promptly as reasonably practicable following the request of the Accounting Firm, cause to be delivered to the Accounting Firm a representation letter in such form as may be reasonably requested by the Accounting Firm.

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(b)    Sellers shall pay thirty-five percent (35%) up to a maximum of Seventy Five Thousand U.S. Dollars ($75,000) and Buyer shall pay the balance of (i) all fees and expenses charged by the Accounting Firm to audit the financial statements and financial information referred to in Section 4.12(a), and (ii) all other reasonable and documented out-of-pocket fees and expenses of Sellers incurred in connection with the assistance provided by Sellers pursuant to Section 4.12(a).
4.13    Buyer 401(k) Plan. Buyer will, or will cause the applicable employer of the employees of the Company as of the Closing Date (the “Affected Employees”) to, provide to the Affected Employees credit for all service with the Company for purposes of eligibility and vesting under the 401(k) Plan maintained by Buyer, except to the extent that it would result in a duplication of benefits with respect to the same period of service. As permitted by applicable Law, the Affected Employees will be permitted to timely transfer to the 401(k) Plan maintained by Buyer their account balances with and their personal loans from the 401(k) Plan maintained by the Company and any applicable thirty (30) day wait period required by the 401(k) plan maintained by Buyer shall be waived. Nothing contained herein shall be construed as requiring Buyer or the Company to continue any specific Employee Benefit Plan, or requires Buyer or the Company to continue the employment of any specific person after the Closing.
4.14    Consents. Each Seller, the Company and Buyer shall take all reasonable actions necessary to obtain, without the necessity of commencing litigation, and shall cooperate with each other in obtaining, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained by Sellers, the Company or Buyer in connection with the transactions contemplated hereby. In the event that any notice, consent, or other approval or communication identified on Schedule 1.5(b)(viii) has not been delivered or obtained, as applicable, as of the Closing, and the Buyer proceeds with the Closing in any event, then (i) Buyer shall be deemed to have waived the obligation of the Sellers and the Company to deliver such notice, consent or other approval or communication, (ii) the Sellers and the Company will not be in violation of any covenants or obligations pursuant to this Agreement in connection with their failure to deliver such notice, consent, or other approval or communication.
4.15    Cooperation for Infringement Claims. In the event of a threatened or actual claim of infringement against the Company by a third party after Closing, each of the Sellers, the Company and Buyer shall use commercially reasonable efforts to, where feasible, (i) procure for the Company, by license or otherwise, sufficient rights to use such third party’s Intellectual Property to cause the conduct of the Company’s business to no longer infringe such third party’s Intellectual Property; (ii) modify the infringing product, part, or process so that it does not infringe on such third party’s rights; or (iii) replace the infringing product, part or process with an alternative that does not infringe on such third party’s rights; provided, that all of the foregoing efforts shall be subject to the indemnification provisions set forth in Article 6.

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4.16    Uncollectable Accounts Receivable. In the event that an amount included in the accounts receivable for the Working Capital at Closing is later deemed to be uncollectable by the Buyer and the Buyer is indemnified by the Seller(s) for such uncollectable accounts receivable amount, then the right to receive payment from such account for that amount shall be assigned to the Sellers by the Buyer to permit the Sellers to attempt to collect the amount.

ARTICLE 5
CONDITIONS TO CLOSING
5.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Court Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
5.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Sellers and the Company contained in Section 2.1, Section 2.2, Section 2.3, Section 2.18, Section 2.27, Section 2.28 and Section 2.29, the representations and warranties of Sellers and the Company, as applicable, contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers and the Company contained in Section 2.1, Section 2.2, Section 2.3, Section 2.18, Section 2.27, Section 2.28 and Section 2.29 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Sellers, the Company and Representative shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this

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Agreement and each of the other Transaction Documents to be performed or complied with by Sellers, the Company and Representative prior to or on the Closing Date.
(c)    No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining Court Order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)    Representative shall have delivered, or caused to be delivered, to Buyer all documents or instruments as provided in Section 1.5(b).
(f)    Buyer’s completion of, and satisfaction in all respects with, the results of its ongoing due diligence investigation of the Company, its Business, operations, properties, financial condition, Liabilities, prospects and Contracts.
5.3    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Representative’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyer contained in Section 3.1 and Section 3.3, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 3.1 and Section 3.3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c)    No injunction or restraining Court Order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    Buyer shall have delivered, or caused to be delivered, to Representative all documents or instruments as provided in Section 1.5(c).
ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS
6.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (i) the representations and warranties set forth in Section 2.10, Section 2.27 and Section 2.29 shall survive until the date that is five (5) years from the Closing Date; and (ii) the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.18, Section 2.28, Section 3.1 and Section 3.3 (collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein (or until the applicable statute of limitations has expired, if no term for performance is specified). Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved. Claims not timely asserted as provided in the last preceding sentence shall be barred and not subject to indemnification pursuant to this Article.
6.2    Indemnification Provisions for Benefit of Buyer.
(a)    Sellers shall severally (and not jointly) (each a “Seller Indemnifying Person”) indemnify Buyer and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Persons”) against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences, which they may suffer, sustain or become subject to as the result of, arising out of, relating to, allocable to, in the nature of or caused by:
(i)    the breach by such Seller (but not other Sellers) of any of the Seller Representations contained in this Agreement or any other Transaction Document;
(ii)    the breach or nonfulfillment by such Seller (but not other Sellers) of any other covenant or agreement contained in this Agreement (for the avoidance of doubt, each Seller is liable only for their own breach of the covenants set forth in Section 4.7 (except with respect to the Trusts, who are liable only for the applicable Owner’s breach of such covenants), which are also subject to the remedies set forth in Section 4.7(c)) or any other Transaction Document; or

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(iii)    (A) any Taxes (or non-payment thereof) of such Seller (but not other Sellers); (B) any Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, apportioned in accordance with Section 4.6(c)) and allocated severally among Sellers in proportion to their ownership of the Shares set forth on Schedule A; and (C) any Taxes of any Person imposed on the Company as transferee or successor, by Contract, or pursuant to any Law (including Treasury Regulation Section 1.1502-6) and allocated severally among Sellers in proportion to their ownership of the Shares set forth on Schedule A.
(b)    The Owners (each a “Principal Seller Indemnifying Person”) shall, jointly and severally, indemnify the Buyer Indemnified Persons against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences, which they may suffer, sustain or become subject to as the result of, arising out of, relating to, allocable to, in the nature of or caused by:
(i)    the breach by the Company of any of Company Representations contained in this Agreement or any other Transaction Document;
(ii)    the breach or nonfulfillment by the Company of any other covenant or agreement contained in this Agreement or any other Transaction Document;
(iii)    (A) any Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, apportioned in accordance with Section 4.6(c)); and (B) any Taxes of any Person imposed on the Company as transferee or successor, by Contract, or pursuant to any Law (including Treasury Regulation Section 1.1502-6); or
(iv)    any claim made pursuant to, or otherwise relating to, any Supplemental Agreement and Release.
6.3    Indemnification Provisions for Benefit of Sellers. Buyer (the “Buyer Indemnifying Person) will indemnify Sellers and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Persons”) against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences which they may suffer, sustain or become subject to as the result of, arising out of, relating to, allocable to, in the nature of or caused by: (a) the breach by Buyer of any of its representations or warranties contained in this Agreement or any other Transaction Document; or (b) the breach or non-fulfillment by Buyer of any covenant or agreement contained in this Agreement or any other Transaction Document.
6.4    Certain Limitations. The indemnification provided for in Section 6.2 and Section 6.3 shall be subject to the following limitations:
(a)    No Indemnifying Person shall be liable to an Indemnified Person for indemnification under Sections 6.2(a)(i) and 6.2(b)(i), or Section 6.3(a), as applicable, until the

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aggregate amount of all Adverse Consequences in respect of indemnification under Sections 6.2(a)(i) and 6.2(b)(i), or Section 6.3(a), as applicable, exceeds One Hundred Ten Thousand U.S. Dollars ($110,000) (the “Deductible”), in which event the Indemnifying Person shall be required to pay or be liable for all such Adverse Consequences in excess of the Deductible; provided, however, that the Deductible shall not apply to Adverse Consequences relating to a breach of a Fundamental Representation.
(b)    The aggregate amount of all Adverse Consequences for which an Indemnifying Person shall be liable with respect to Sections 6.2(a)(i), 6.2(a)(ii), 6.2(b)(i), and 6.2(b)(ii) (in the case of the Sellers) and Section 6.3 (in the case of the Buyer), shall not exceed fifty percent (50%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to Adverse Consequences based upon, arising out of, with respect to, or by reason of a breach of (x) a Fundamental Representation, or (y) the covenants set forth in Section 4.7, for which in the case of clause (x) the aggregate amount of all Adverse Consequences for which an Indemnifying Person shall be liable shall not exceed the Purchase Price and in the case of clause (y), the aggregate amount of all Adverse Consequences for which the Indemnifying Personal shall be liable shall be determined pursuant to Section 6.4(c) below.
(c)    The several liability of any Seller pursuant to Sections 6.2(a)(i), 6.2(a)(ii) and 6.2(a)(iii) shall not exceed the portion of the Purchase Price received by such Seller; provided, however, that the several liability of any Seller pursuant to Section 6.2(a)(ii) for a breach of his (or its related Owner’s, in the case of the Trusts) covenants set forth in Section 4.7 shall not exceed an amount equal to the greater of (i) the portion of the Purchase Price received by such Seller and (ii) $1,000,000.
(d)    Any qualifications and exceptions relating to materiality or material adverse effect with respect to any representations, warranties or covenants shall be disregarded for the purposes of determining whether an Indemnified Person shall be entitled to indemnification with respect to such representations, warranties or covenants and the amount of Adverse Consequences related thereto.
(e)    Notwithstanding the foregoing, the limitations set forth in this Section 6.4 shall not apply to Adverse Consequences arising from fraud.
6.5    Guarantee. Each Owner, severally but not jointly, hereby irrevocably and unconditionally guarantees to Buyer the Applicable Trust’s then outstanding obligations to be performed, pursuant to this Article 6 (collectively, the “Guaranteed Obligations”), and upon demand by Buyer shall immediately pay to Buyer any amounts then due. This is a guarantee of payment and performance, and each Owner acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of the Applicable Trust’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. The Owners and the Trusts hereby waive, for the benefit of Buyer, any right to require Buyer, as a condition of payment or performance by any Owner, to proceed in any legal proceeding against an Applicable Trust. Each Owner understands that Buyer is relying on this guarantee in entering into this Agreement. Each

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Owner hereby represents and warrants, on behalf of himself only, that (i) he has all requisite power and authority or capacity to execute, deliver and perform this Agreement and (ii) this Agreement represents (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of such Owner, enforceable against him in accordance with its terms. The foregoing representations and warranties of the Owners shall survive until the expiration of the Sellers’ obligations pursuant to Article 6.
6.6    Sole and Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any otherwise available right or remedy of the Parties, at law or in equity, the Parties agree that, except with respect to fraud and the covenants set forth in Section 4.7, from and after the Closing Date, their sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Sellers, the Company, and their respective assets and Liabilities and the Transaction shall be pursuant to the indemnification provisions set forth in this Article 6.
6.7    Procedure for Indemnification.
(a)    Third Party Claims. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have the right to participate in, or by giving written notice to the Indemnified Person, to assume the defense of any Third Party Claim at the Indemnifying Person’s expense and by the Indemnifying Person’s own counsel, and the Indemnified Person shall cooperate in good faith in such defense; provided, that if the Indemnifying Person is a Seller, such Indemnifying Person shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Person. In the event that the Indemnifying Person assumes the defense of any Third Party Claim, subject to Section 6.7(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and

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disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 6.7(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Adverse Consequences based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Person shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Person, except as provided in this Section 6.7(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Third Party Claim at the sole cost and expense of the Indemnified Person and in such event, the maximum liability of the Indemnifying Person as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Person fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Person may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Person has assumed the defense pursuant to Section 6.7(a), it shall not agree to any settlement without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims.
(i)    Any Action by an Indemnified Person on account of an Adverse Consequence which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to

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the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that has been or may be sustained by the Indemnified Person.
(ii)    The Indemnifying Person shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. The Indemnifying Person and the Indemnified Person shall attempt in good faith during the thirty (30) calendar day period commencing after the receipt of such notice (“Settlement Period”) to agree upon the rights of the respective parties with respect to each such claim. In the event of resolution of such dispute, the Indemnifying Person and the Indemnified Person shall collectively execute a memorandum setting forth such resolution and, if applicable, the amount of any Adverse Consequences payable to the Indemnified Person (a “Settlement Memorandum”). If the Indemnifying Person and the Indemnified Person are unable to resolve such dispute within the Settlement Period, then the Indemnified Person, on the one hand, or the Indemnifying Person, on the other, may pursue its rights at law or in equity.
(iii)    If the Indemnifying Person does not so respond within such thirty (30) calendar day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.
(d)    Payment. Once an Adverse Consequence is agreed to by the Indemnifying Person or finally adjudicated to be payable pursuant to this Article 6, the Indemnifying Person shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
6.8    Manner of Payment(a)    . With respect to claims made for indemnifiable Adverse Consequences pursuant to Section 6.2, Buyer (a) shall look first to the Indemnity Escrow Amount for recourse pursuant to the terms of the Escrow Agreement, and (b) thereafter, shall have recourse against the applicable Sellers (or Owners, as applicable) for any amounts pursuant to Section 6.2 in excess of the Indemnity Escrow Amount, subject to the limits set forth in this Article 6. If Buyer seeks to recover Adverse Consequences from the Indemnity Escrow Account, Representative and Buyer shall deliver to the Escrow Agent, promptly following the resolution of any related dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the amounts in the Indemnity Escrow Account shall be distributed to Buyer (which

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notice shall be consistent with the terms of the resolution of such dispute). Any indemnification payment pursuant to this Article 6 that is not governed by the Escrow Agreement will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the Indemnified Party within fifteen (15) Business Days of final, non-appealable adjudication of the amount of such indemnification payment.
6.9    Characterization of Indemnity Payments. Except as otherwise required by Law, any payment made pursuant to this Article 6 shall be treated, for Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by Law.
ARTICLE 7
TERMINATION
7.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Representative and Buyer;
(b)    by Buyer by written notice to Representative if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 5 and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) calendar days of Representative’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 5.1 or Section 5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 15, 2016 (the “Outside Date”) unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Representative by written notice to Buyer if:
(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 5 and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) calendar days of Buyer’s receipt of written notice of such breach from Representative; or
(ii)    any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with

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any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Buyer or Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued a Court Order restraining or enjoining the transactions contemplated by this Agreement, and Court Order shall have become final and non-appealable.
7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Liability on the part of any party except (a) as set forth in this Article 7, Section 4.8, Article 8 and Article 9 hereof; and (b) that nothing herein shall relieve any Party from Liability for any willful breach of any provision hereof.
ARTICLE 8
CERTAIN DEFINITIONS
“Acquired Intellectual Property” means all of the Company’s Intellectual Property and all rights existing under the Intellectual Property Agreements.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.
“Action” means any Claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adverse Consequences” means, with respect to any Person, damages, Taxes, lost profits, consequential damages, diminution of value, or any other Liabilities whether or not arising out of a Claim by a Third Party, including all amounts paid or incurred in connection with any Action by any Third Party (including any Governmental Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing; provided that Adverse Consequences arising from punitive damages will only be recoverable by an indemnified Person if paid to a Third Party.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or

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indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Trust” means (i) with respect to John Hueckel, the J&J Hueckel Trust; and (ii) with respect to Norman Hueckel, the Hueckel Family Trust.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Malvern, Pennsylvania.
“Cash Amount” means all cash, cash equivalents and marketable securities held by the Company at such time determined in accordance with the Company Accounting Principles, net of any outstanding checks or other adjustments in transit.
“Claim” means any written or oral demand, claim, complaint, suit, action, audit, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Adverse Consequences, or for any default under any Law, Contract, license, permit, Employee Benefit Plan or other instrument or agreement, including any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice which may be subject to errors and omissions (or similar) insurance or otherwise relate to the professional competence or honesty of the employees of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.
“Company 401(k) Plan” means that certain Fidelity 401(k) Plan, no. 80466, maintained by the Company for the benefit of its employees.
“Company Accounting Principles” means the principles set forth under the heading “Company Accounting Principles” on Schedule B.
“Company Expenses” means all costs and expenses of the Company or any Seller incurred in connection with the negotiation, preparation or execution of this Agreement or the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants.
“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral, including, without limitation, purchase and sale orders.
“Court Order” means any judgment, decision, consent decree, injunction, ruling, arbitration award or order of, or any settlement with or under, any Governmental Entity that is binding on any Person or its property under Law.

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“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any multiemployer plan within the meaning of Section 3(37) of ERISA), Employee Welfare Benefit Plan, fringe benefit, bonus, equity incentive, employment, deferred compensation, retirement, vacation, sick leave, severance, incentive or other employee benefit plan, program policy, agreement or arrangement, whether or not subject to ERISA, sponsored, maintained by, contributed to or required to be contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or contingent Liability.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
“Environmental Law” shall mean (a) whenever enacted or promulgated, any applicable Federal, state, foreign or local Law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, Court Order, judgment, decree, injunction, code, requirement or agreement with any Governmental Entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a hazardous substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Material (as defined herein), as now or hereafter in effect, and (b) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any hazardous substance. The term Environmental Law includes the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the Federal Solid Waste Disposal Act, the Federal Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal National Environmental Policy Act and the Federal Hazardous Materials Transportation Act, each as now or hereafter in effect and any similar state or local law
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.
“ERISA Affiliate” means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.
“Federal Supply Schedule Contract” means contract number GS-07F-038CA.

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“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Bid” means any offer, proposal or quote for goods or services to be delivered to or in support of a Governmental Entity under a proposed prime Contract or a proposed subcontract (at any tier) under a proposed prime Contract.
“Government Contract” means any Contract, grant or cooperative agreement of the Company with a Governmental Entity, including without limitation any applicable task order or purchase order or Government Bid whose terms are incorporated into such Government Contract; the term “Government Contract” also shall include any Contract or subcontract (at any tier) to provide suppliers or services of the Company with another entity that holds either a prime contract, grant or cooperative agreement with a Governmental Entity or a Contract or subcontract (at any tier) under such a prime contract, grant or cooperative agreement.  For purposes of this definition, a task order under a Government Contract shall not constitute a separate Government Contract, but shall be part of the Government Contract to which it relates; if a purchase order is issued independently of a Government Contract, then such purchase order shall constitute a Government Contract.
“Governmental Entity” means United States of America or any other nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Hazardous Material” means any substance, material, or waste which is toxic, ignitable, reactive, or corrosive, which is or can be injurious to the health, safety, or welfare of the public or environment, and which is or becomes regulated by any local or state Governmental Entity or the United States Government. The term “Hazardous Material” includes any material or substance which is (a) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state Law, (b) oil and petroleum products and their by-products, (c) asbestos or asbestos-containing materials, (d) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (e) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (f) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.
“Indebtedness” means any of the following: (a) any indebtedness or other obligation for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of assets, property or services (including earnout, milestone, royalty and similar obligations) or the cost of property or other assets constructed or of improvements thereto, except trade accounts payable arising in the ordinary course of business, (d) capitalized lease obligations, (e) the face amount, and any other obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) obligations secured by Liens (other than Permitted Liens), (g) all bankers

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acceptances and overdrafts, (h) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing, and (i) any guaranty of any of the foregoing.
“Indemnified Person” means a Seller Indemnified Person or Buyer Indemnified Person, as applicable.
“Indemnifying Person” means a Buyer Indemnifying Person, Seller Indemnifying Person or Principal Seller Indemnifying Person, as applicable.
“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction through the world, including all: (a) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (b) trade secrets and other confidential or proprietary information (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (c) unregistered and registered copyrights and copyrightable works, all registrations and applications therefor, and all other rights corresponding thereto; (d) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration therefor (“Trademarks”); (e) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor (“Domains”); (f) all rights in databases and data collections; (g) any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) documentation including user manuals and other training documentation related to any of the foregoing; (h) any similar or equivalent rights to any of the foregoing, including, but not limited to moral rights (as applicable); (i) the right to sue for past, present and future infringement, misappropriation or violation of any rights; and (j) all goodwill associated with any of the foregoing.
“IRS” means the Internal Revenue Service or any successor thereto.
“Knowledge” when applied to the Company means the actual knowledge, after due inquiry, of the Owners, Lee Hueckel, Chris Lloyd, and Scott Swinford. “Knowledge” when applied to a particular Seller means the actual knowledge, after due inquiry, of such Seller.
“Law” means any statute, law, ordinance, regulation, rule, code, Court Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.
“Landlord” means J&J Hueckel Trust and the Hueckel Family Trust.

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“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, Claim, demand, judgment, Action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and whether due or become due and regardless of when asserted.
“Lien” or “Liens” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, license, option, right of first refusal, restriction, covenant, easement, encumbrance or other similar arrangement or interest in real or personal property.
“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, when considered individually or in the aggregate, is, or is reasonably likely to be, material adverse to: (a) the business, financial condition, prospects, assets, Liabilities, operations or results of operations of the Company, taken as a whole, or (b) the ability of any Seller or the Company to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; and (v) any changes in applicable Laws or accounting rules, including GAAP.
“Open Source Materials” means any and all software or other material that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL); the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (b) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.
“ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to nature, frequency and amount and with regard to employment agreements, employment benefits and retirement plans, office leases, equipment leases and other operating leases and vendor agreements.
“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

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“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Taxable period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Schedules” means the disclosure schedules dated the date of this Agreement delivered by Sellers and the Company in connection with the execution and delivery of this Agreement.
“Sublease” means that certain Sublease, dated July 2, 2013, by and among the Company and ECS Imaging, Inc.
“Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license; payroll, employment, excise, escheat, abandoned or unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person; and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, or as a transferee or successor, by contract, or otherwise.
“Tax Return” means any return, declaration, report, Claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof, and including Treasury Form TD F 90-22.1 and FinCEN Form 114.
“Third Party” means, with respect to any Person, any other Person that is not an Affiliate of such Person.
“Transaction Documents” means this Agreement and the Contracts and other documents contemplated to be delivered or executed in connection herewith.
“Trusts” means the J&J Hueckel Trust and the Hueckel Family Trust.
“Working Capital” means (a) the current assets (excluding any Cash Amount) of the Company, minus (b) the current liabilities of the Company, in each case determined in accordance with the Company Accounting Principles.
ARTICLE 9
MISCELLANEOUS
9.1    No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with

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respect to Article 6, and the Affiliates of the Parties) and their respective successors and permitted assigns.
9.2    Entire Agreement. This Agreement (including the Schedules and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.
9.3    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors, permitted assigns, heirs, transferees, executors, administrators and legal representatives, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by any Seller without the prior written consent of Buyer.
9.4    Specific Performance. Sellers acknowledge and agree that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Sellers agree that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.13).
9.5    Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together will constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a Contract and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.
9.6    Descriptive Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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9.7    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Party):

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If to Sellers, Owners or the Company (prior to the Closing):

Pacific Instruments, Inc.
4080 Pike Lane
Concord, CA 94520
Attention: John Hueckel

with a copy to:

Meissner Joseph & Palley, Inc.
1555 River Park Drive, Suite 108
Sacramento, California, 95815
Attention: John Meissner

If to Representative:

John Hueckel
P.O. Box 1239
Carefree, AZ 85377
Email: jhueckel@pacificinstruments.com

with a copy to:

Meissner Joseph & Palley, Inc.
1555 River Park Drive, Suite 108
Sacramento, California, 95815
Attention: John Meissner

If to Buyer or the Company (on or after the Closing):

c/o Vishay Precision Group, Inc. 3 Great Valley Parkway, Suite 150 Malvern, PA 19355 Attention: William M. Clancy Email: bill.clancy@vpgsensors.com with a copy to (which will not constitute notice):

Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 Attn: Barry M. Abelson Email: abelsonb@pepperlaw.com

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Any Party may send any notice, request, demand, Claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, Claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
9.8    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
9.9    Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10    Incorporation of Schedules and Exhibits. The Schedules and the Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
9.11    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa. Nothing in the Schedules hereto will be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating

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to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision). Any reference to any particular Code Section or any other Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
9.12    Severability of Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.13    Consent to Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of California located in Contra Costa County or the United States District Court for the Northern District of California for the purpose of any Action (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) waives, to the extent not prohibited by any Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any Action (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise.
9.14    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING

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OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 9.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
*    *    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written.

BUYER: VISHAY PRECISION GROUP, INC.

By: /s/ William M. Clancy
Name: William M. Clancy
Its: CFO

[Signature page continues on next page]

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COMPANY: PACIFIC INSTRUMENTS, INC.

By: /s/ John Hueckel
Name: John Hueckel
Its: President

SELLERS:
J&J HUECKEL TRUST
/s/ Joan Hueckel
Co-Trustee: Joan Hueckel

/s/ John Hueckel
Co-Trustee: John Hueckel

HUECKEL FAMILY TRUST
/s/ Dixie Hueckel
Co-Trustee: Dixie Hueckel

/s/ Norman Hueckel
Co-Trustee: Norman Hueckel

/s/ Lee Hueckel
Lee Hueckel

/s/ Scott Swinford
Name: Scott Swinford

[Signature page continues on next page]

Signature Page to Stock Purchase Agreement

OWNERS:

/s/ John Hueckel
John Hueckel

/s/ Norman Hueckel
Norman Hueckel

REPRESENTATIVE:

/s/ John Hueckel
Name: John Hueckel

Signature Page to Stock Purchase Agreement